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Exhibit 99

                Admiralty Bancorp, Inc. Announces Stock Dividend

PALM BEACH GARDENS, FLORIDA October 25, 2001 ... Admiralty Bancorp, Inc. (NASDAQ
NM: AAAB) parent company of Admiralty Bank, has declared a 5 percent stock dividend on its Class B common stock. The dividend is payable in shares of Class B common stock on November 16, 2001, to holders of record on November 9, 2001.

Mr. Kevin Sacket, Treasurer of Admiralty Bancorp stated, "Admiralty Bancorp and Admiralty Bank continue to perform exceptionally well. We are happy to be able to reward our shareholders with this dividend and we look forward to being able to share more good news with them in the coming year."

Admiralty Bancorp, Inc. is the parent company of Admiralty Bank. Admiralty Bank is a Florida chartered commercial bank operating through its main office in Palm Beach Gardens, Florida and nine branch offices located in Altamonte Springs, Boca Raton, Cocoa Beach, Fort Lauderdale, Juno Beach, Jupiter, Melbourne and Orlando (2), Florida. The Bank is a full service financial institution, catering to the needs of businesses, professionals, and private banking clients. Admiralty Bancorp, Inc. also owns an interest in Admiralty Insurance Services, LLC. Admiralty Insurance Services is a limited liability corporation providing a full range of insurance services to Admiralty Bank customers and the public.

Contact:  Barbara Moore, Investor Relations
          Palm Beach Gardens, Florida
          561/624-4701